Amendment to Subadvisory Agreement

for AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO

AST Investment Services, Inc. and PGIM Investments LLC (formerly, Prudential Investments LLC) and T. Rowe Price Associates, Inc. hereby agree to amend the Subadvisory Agreement, dated as of November 29, 2005, by and among AST Investment Services, Inc., PGIM Investments LLC, and T. Rowe Price Associates, Inc., pursuant to which T. Rowe Price Associates, Inc. has been retained to provide investment advisory services to the AST T. Rowe Price Large-Cap Growth Portfolio as follows;

1.	Schedule A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and T. Rowe Price Associates, Inc. have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Vice President

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Vice President

T. Rowe price associates, inc.

By: /s/ Savonne L. Ferguson

Name: Savonne L. Ferguson

Title: Vice President

Effective Date as Revised: June 1, 2017

SCHEDULE A

Advanced Series Trust

AST T. Rowe Price Large-Cap Growth Portfolio

As compensation for services provided by T. Rowe Price Associates, Inc., AST Investment Services, Inc. and PGIM Investments, LLC, as applicable, will pay T. Rowe Price Associates, Inc. an advisory fee on the net assets managed by T. Rowe Price Associates, Inc. that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee*
AST T. Rowe Price Large Cap Growth Portfolio

Portfolio average daily net assets up to $100 million:

0.500% of average daily net assets to $50 million; and

0.400% of average daily net assets over $50 million.

When Portfolio average daily net assets reach $100 million:

0.400% of average daily net assets on all assets up to $100 million; and

0.400% of average daily net assets over $100 million to $250 million; and

0.375% of average daily net assets over $250 million to $500 million; and

0.350% of average daily net assets over $500 million to $1 billion.

When Portfolio average daily net assets exceed $1 billion:

0.300% of average daily net assets on all assets

* In the event T. Rowe Price Associates, Inc. invests Portfolio assets in other pooled investment vehicles it manages or subadvises, T. Rowe Price Associates, Inc. will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to T. Rowe Price Associates, Inc. with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: June 1, 2017